Exhibit 10.73

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is dated as of February 5, 2008 is made by and between HOWARD FRANK, an individual maintaining a mailing address at 11266 Canyon Maple Blvd., Davie, Florida 33330 and GLENN BROSNICK, an individual maintaining a mailing address at 2933 Birch Terrace, Davie, Florida 33330 (collectively, the “Landlord”), and CDS DP ACQUISITION, INC., a Florida Corporation maintaining a mailing address at 3030 Horseshoe Drive, Suite 200, Naples, Florida 34104 (the “Tenant”) and guaranteed by Certified Diabetic Services, Inc. as to the payment of Rent.

ARTICLE 1. BASIC LEASE PROVISIONS:

1.1 Lease of Premises. Subject to the terms, conditions and covenants of this Lease, Landlord leases to Tenant and Tenant hereby leases from Landlord, approximately 3,250 square feet of office space identified as 777 Shotgun Rd., Broward County, Florida, 33326 (the “Property” or the “Premises”).

1.2 Rent. Commencing on the Fifth (5th) day of February, 2008 (the “Rent Commencement Date”) and continuing during the Lease Term (as defined below), Tenant shall pay to Landlord gross monthly rent of $8,500 (“Rent”), plus applicable sales tax. Rent shall be due and payable in advance on the first day of each calendar month. Payment of Rent shall be sent to the following address: 2933 Birch Terrace, Davie, Florida 33330.

Any and all additional sums of money or charges required to be paid by Tenant under this Lease, whether or not the same be so designated, shall be considered “additional rent” and shall be subject to sales tax. If such amounts or charges with appropriate sales tax are not paid at the time provided in this Lease, they shall, nevertheless, be collectible as additional rent with the next installment of rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any amount or charges as the same becomes due and payable hereunder, or limit any other remedy of Landlord.

1.3 Lease Term; Early Termination. The term of this Lease is one (1) year and zero months (the “Lease Term”) and commences as specified in Section 1.2 above (the “Lease Commencement Date”) and, unless sooner terminated or extended as hereinafter provided, shall expire at midnight on the Thirty-First (31st) day of January, 2009 (the “Lease Expiration Date”).

1.4 Expiration of Lease Term. If Tenant shall remain in possession of all or any part of the Property after the expiration of the Lease Term, and Landlord has not provided at least thirty (30) days written notice requesting Tenant to vacate the Property upon expiration of the Lease Term, then Tenant shall be deemed a tenant of the premises from month to month, cancelable upon thirty (30) days’ written notice by either party, subject to all of the terms and provisions hereof.

1.5 Security Deposit. No security deposit is required under this lease.

1.6 Property Taxes. Landlord shall be responsible for payment all property taxes assessed on Real Property.

ARTICLE 2. USE

1.7 Tenant shall not use the Premises for any unlawful purpose or so as to allow any unreasonable noise, disturbance or nuisance. The Premises shall be available for Tenant’s use seven (7) days per week, twenty-four (24) hours per day. The Tenant shall comply with all laws, ordinances and regulations affecting the Premises and promulgated by duly constituted governmental authorities and shall obtain at Tenant’s sole cost and expense, any required permits, variances, or any other consents or licenses necessary for Tenant to use the Premises.

1.8 Tenant shall be solely responsible for and promptly pay all charges for water, gas, electricity, trash or any other utility or service used, or consumed or wasted in or about the Premises, whether by separate meter billing from the utility company, individual, corporation, private firm or by pro-rata share billing from Landlord; provided, however, the Landlord shall provide written evidence acceptable to Tenant that such charges relate to Tenant’s use. If such charges are not paid when due, Landlord may, at its option, pay the same, and any amount so paid by Landlord shall thereupon become due to Landlord from Tenant as additional rent. In no event shall Landlord be liable for any interruption or failure in the supply of any such utilities to the Premises, nor shall Tenant be entitled to any abatement of rent due to any such interruption or failure in supplying utility services.

ARTICLE 3. REPAIRS AND MAINTENANCE

3.1 Landlord shall, throughout the term of this Lease and at no expense to Tenant, take good care of the Premises and shall not do or suffer any waste with respect thereto, and Landlord shall promptly make all nonstructural repairs to the Premises of every kind and nature, ordinary as well as extraordinary, foreseen as well as unforeseen, whether necessitated by wear, tear, obsolescence or defects, latent or otherwise, necessary to keep the Premises in good order and condition, including all necessary maintenance, repairs and replacements to the following: all windows; plate glass; interior walls; floor coverings; ceilings; plumbing; electrical; heating, ventilating, and air conditioning systems; well and septic systems; lighting fixtures and tubes; exterior and interior painting; and signs. When used in this Section, the term “repairs” shall include replacements, restorations and/or renewals when necessary.

3.2 Landlord shall keep in good repair and maintain at its expense all structural components of the building located on the Premises, including, but not limited to, the foundation, roof and structural walls. All repairs made by Landlord shall be substantially equal in quality and workmanship to the original work.

3.3 In the event the building located on the Premises or a portion thereof shall be rendered unusable due to the Landlord ‘s default or negligence with respect to repairs required to be made by Landlord, there shall be a just and equitable abatement of Rent and all other charges payable under this Lease until said building shall be made usable.

3.4 If Landlord fails after thirty (30) days written notice (except in case of emergency in which event the Tenant may take immediate action) to proceed with due diligence to make repairs required to be made by Landlord, the same may be made by Tenant, at the expense of Landlord, and the Tenant shall have the right to offset the cost of said repairs against the Rent installments required herein, subject to Landlord’s right to examine Tenant’s records with respect to such expenses.

3.5 In the event Tenant desires to make any changes, alterations or improvements to the Premises, Tenant shall first obtain Landlord’s approval in accordance with the provisions of this Lease.

(a) For any improvements approved by Landlord, Landlord, in its sole discretion and for any reason, shall have the right to order Tenant to terminate any construction work being performed by or on behalf of Tenant in the Premises at any time during this Lease. Upon notification from Landlord to Tenant to cease any such work, Tenant shall forthwith remove from the Premises all agents, employees and contractors of Tenant performing such work until such time as Landlord shall have given its consent for the resumption of such construction work and Tenant shall have no claim for damages of any nature whatsoever against Landlord in connection therewith. If Tenant enters the Premises pursuant to this paragraph, then Tenant shall indemnify, protect and hold Landlord harmless of and from any damages or liability to person or property so entering upon the Premises at such time and shall, upon written request, provide evidence of all insurance required hereunder.

(b) The approval by Landlord of any plans and specifications submitted by or on behalf of Tenant, or any changes thereto, shall not constitute the assumption of any liability on the part of Landlord for the compliance or conformity with applicable building codes and the requirements of this Lease or for their accuracy, and Tenant shall be solely responsible for such plans and specifications. In addition, the approval by Landlord of the plans and specifications shall not constitute a waiver by Landlord of the right to thereafter require Tenant to amend the same to provide for any corrections or omissions by Tenant of items required by building codes of this Lease which are later discovered by Landlord.

(c) No construction, improvements, alterations or installations in or around the Premises, including, but not limited to, construction or installation of signage, bars, gates, storefronts, canopies, shutters, security devices, or interior improvements is permitted without Landlord’s written approval prior to commencement of the work. All such work shall be performed: (i) at the sole cost of Tenant; (ii) by contractors, subcontractors and workmen approved in writing by Landlord; (iii) in a good and workmanlike manner; (iv) in accordance with drawings and specifications pre-approved in writing by Landlord: (v) in accordance with all applicable laws; (vi) subject to the reasonable regulations, supervision, control and inspection of Landlord which Landlord may perform at its discretion, or not at all; and (vii) subject to such indemnification against liens and expenses as Landlord reasonably requires. All fixtures or other equipment installed in the Leased Premises shall be new or completely refurbished. Tenant shall require any contractor or subcontractor to remove and dispose of, at least twice a week, all debris and rubbish caused by the work and upon completion to remove all temporary structures, debris and rubbish of whatever kind remaining on any part of the Property. Tenant shall pay for any utility charges associated with the Premises during and after construction of the Premises. If any work would affect the structure of the Property or any of the electrical, plumbing, fire sprinkler, mechanical, heating, ventilating or air conditioning systems or other base building systems, Landlord shall, at the option of Landlord, but not the obligation of Landlord, perform such work at Tenant’s cost. In such cases, Tenant shall be required to pay Landlord upon demand, as additional rent, an amount equal to the costs of Landlord performing such work, together with an administration fee equal to fifteen percent (15%) of such costs.

(d) In connection with any changes, alterations or improvements to the Premises, Tenant shall be solely responsible to procure and pay for the building permits, certificates of occupancy, impact fees, licenses and other governmental approvals required to occupy the Premises and operate its business.

(e) Tenant and Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required to be maintained by Tenant hereunder, the following types of insurance in the following minimum amounts naming Landlord and any other persons having an interest in the Property as additional insureds as their interests may appear, issued by companies approved by Landlord:

(1) Worker’s Compensation coverage with limits no less than required by applicable law.

(2) Builder risk-completed value fire and extended coverage covering damage to the construction and improvements to be made by Tenant in amounts at least equal to the estimated complete cost of the construction and improvements with one hundred percent (100%) coinsurance protection.

(3) General liability coverage including automobile liability coverage with bodily injury limits of at least one million dollars ($1,000,000.00) per person, one million dollars ($1,000,000.00) per accident and one million dollars ($1,000,000.00) per accident for property damage.

Original or duplicate policies for all of the insurance required by the Lease shall be delivered to Landlord before any contractor’s equipment is moved to any part of the Property.

ARTICLE 4. TRADE FIXTURES AND EQUIPMENT

Any trade fixtures or equipment installed by Tenant in the Premises after the commencement date and at Tenant’s expense shall remain Tenant’s personal property, and Tenant shall have the right at any time during the term to remove such fixtures or equipment, and shall be obligated to remove them at the expiration or earlier termination of this Lease. Upon removal of any fixtures or equipment, Tenant shall immediately restore the Premises to substantially the same condition as they were when received by Tenant, ordinary wear and tear and acts of God alone excepted.

ARTICLE 5. SIGNS

The Tenant shall have the right to place any signs or other advertising matter or material relating to its business on the Premises, including on the exterior or interior of the building located thereon; provided, however, that Tenant first obtains the Landlord’s prior written consent, which consent shall not be unreasonably withheld and also secures any required permits thereof, and provided further that such signs or other advertising matters or materials do not violate any applicable law, rule or regulation of any governmental authority. The Tenant will maintain the signs and will, if Landlord so requests, remove them upon the expiration or termination of this Lease.

ARTICLE 6. INDEMNIFICATION AND INSURANCE

6.1

(a) Liability. Tenant shall keep in effect a liability insurance policy with respect to the Premises and the business operated by Tenant, which policy shall be issued by an insurer with a Best’s Rating of at least A-VII and in which the limits of liability shall be not less than one million dollars ($1,000,000) for one person and two million dollars ($2,000,000) for more than one person in any single incident. Tenant shall furnish Landlord with a certificate of insurance or other acceptable evidence that such insurance is in force, and evidence that the premiums have been timely paid by Tenant.

(b) Property. Tenant shall keep in effect a policy of insurance upon its fixtures, equipment, stock of goods and upon all plate glass in or around the Premises including the front and side of the Premises, against loss by fire and windstorm and for extended coverage in reasonable amounts as may be required by Landlord, which coverage shall in no event be less than fifty thousand dollars ($50,000) for each one thousand (1,000) square feet of the Premises. Tenant shall furnish Landlord with a certificate of insurance or other acceptable evidence that such insurance is in force, and evidence that the premiums have been timely paid by Tenant.

6.2 Beginning with the Lease Commencement Date and at all times thereafter during the Lease Term, the Landlord shall maintain insurance in an amount adequate to cover the full replacement value of the building located on the Property against loss or damage by fire, windstorm or other hazard, including extended coverage. All insurance required in this Article and all renewals of it will be issued by companies authorized to transact business in the State of Florida and rated at least A+. All insurance will expressly provide that the policies will not be canceled or altered without thirty (30) days’ prior written notice to Landlord.

6.3 Tenant hereby indemnifies, shall defend (with counsel mutually agreeable to Landlord and Tenant) and saves Landlord, its agents, employees, contractors, servants, partners, officers of its partners and stockholders of its partners, harmless from and against any and all claims, actions, damages liability and expense in connection with loss of life, personal injury and/or damage to the property arising from or out of the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission by Tenant, its agents, contractors, employees, servants, lessees or concessionaires. In case Landlord shall be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and pay all costs and reasonable attorney’s fees (with counsel of Landlord’s choice) incurred by Landlord in connection with such litigation and any appeals thereof. Tenant shall also pay all costs, expenses and reasonable attorney’s fees that may be incurred or paid by Landlord in enforcing the covenants and agreements in this Lease. Tenant’s obligations under this paragraph shall survive the expiration or termination of this Lease.

ARTICLE 7. EVENTS OF DEFAULT AND REMEDIES

7.1 Upon the occurrence of any one or more of the following events (the “Events of Default”), Landlord shall have the right to exercise any rights or remedies available in this Lease, or otherwise provided by law. Events of Default shall be one or more of the following:

7.1.1 Tenant’s failure to pay within ten (10) days after becoming due any Rent payable hereunder;

7.1.2 Tenant’s failure to perform any other of the terms, covenants or conditions contained in this Lease, other than the payment of money which shall be governed by Section 8.1.1, if not remedied within 30 days after receipt of written notice thereof, or if such default cannot be remedied within such period, Tenant does not within 30 days after written notice thereof commence such act or acts as shall be necessary to remedy the default and thereafter proceed to diligently pursue and complete such act or acts within a reasonable period of time;

7.1.3 Landlord’s Remedies:

(a) If any Event of Default occurs, the Landlord shall have the right, at the option of Landlord, to terminate this Lease upon three (3) days written notice to Tenant, and to thereupon re-enter and take possession of the Premises with or without legal process. If any Event of Default occurs, Landlord shall have the right, at its option, from time to time, without terminating this Lease or any of Tenant’s obligations hereunder, to terminate Tenant’s right to possess the Premises and to re-enter and re-let the

Premises. In the event Landlord re-lets the Premises pursuant to this Section, the rents received on such re-letting shall be applied first to the expenses of such re-letting and collection, including but not limited to, necessary renovations and alterations of the Premises, reasonable attorney’s fees, any real estate commissions paid, and thereafter toward payment of all sums due or to become due to Landlord hereunder. If a sufficient sum shall not be thus realized or secured to pay such sums and charges, at Landlord’s option: (i) Tenant shall pay Landlord any deficiency monthly, notwithstanding that the Landlord may have received rental in excess of the rental stipulated in this Lease in previous or subsequent months, and Landlord may bring an action therefor as such monthly deficiency shall arise, or (ii) the entire deficiency, which is subject to ascertainment for the remaining term of this Lease, shall be immediately due and payable by Tenant. Nothing herein, however, shall be construed so as to require Landlord to re-enter and re-let in any event. The Landlord shall not, in any event, be required to pay Tenant any surplus of any sums received by Landlord on a re-letting of the Premises in excess of rent provided in this Lease.

(b) If any Event of Default occurs, the Landlord shall have the right, at its option, to declare the minimum and additional rent for the entire remaining term and any other indebtedness, if any, immediately due and payable without regard to whether possession shall have been surrendered to or taken by Landlord, and may commence action immediately thereupon and recover judgment thereof.

(c) If any Event of Default occurs, the Landlord, in addition to other rights and remedies it may have, shall have the right to remove all or any part of the Tenant’s property from the Premises and any property so removed may be stored in any public warehouse or elsewhere at the cost of, and for the account of Tenant and the Landlord shall not be responsible for the care or safekeeping thereof. Tenant hereby waives any and all claims for any loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts, other than intentional acts or gross negligence of the Landlord. Tenant shall be presented with a bill or invoice for monthly storage charges and shall pay same to Landlord monthly during the default period. If Tenant fails to pay same for a period in excess of thirty (30) days, Landlord may consider such property abandoned by Tenant and may dispose of same in any way Landlord sees fit without accounting to Tenant therefor.

(d) No such re-entry or taking possession of the Premises by Landlord or acceptance by Landlord of Tenant’s keys to the Premises shall be construed as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant. Notwithstanding any such re-letting without termination, Landlord may at all times thereafter elect to terminate this Lease for such previous default or breach. Any such re-entry shall be allowed by Tenant without hindrance, and Landlord shall not be liable in damages for any such re-entry, or guilty of trespass or forcible entry.

(e) Any rental which may be due Landlord, whether by acceleration or otherwise, as herein provided in this Article, shall include Fixed Annual Rent and any other costs and expenses denominated as additional rents in this Lease.

(f) Any and all rights, remedies and options given in this Lease to Landlord shall be cumulative and in addition to and without waiver of, or in derogation of, any right or remedy given to Landlord under any law now or hereafter in effect.

ARTICLE 8. LANDLORD’S DEFAULT

Landlord’s failure to perform or observe any of its Lease obligations after a period of fifteen (15) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from the Tenant is a default. If the Landlord commits a default, Tenant may pursue any remedies given in this Lease or under the Laws of either the state where the Premises are located or of the United States of America, or both.

ARTICLE 9. QUIET ENJOYMENT

Landlord represents that it has full right and authority to lease the Premises, and Tenant shall peacefully and quietly hold and enjoy the Premises for the full term hereof so long as it does not default in the performance of any of the provisions hereof.

ARTICLE 10. FORCE MAJEURE

In the event Landlord or Tenant shall be delayed, hindered or prevented from the performance of any act required hereunder by reason of governmental restrictions, scarcity of labor or materials, strikes, fire, or any other reasons beyond their control, the performance of such act shall be excused for the period of delay, not to exceed 90 days, and the period for performance after the delay period. Nothing contained herein shall be construed as to abate, defer or eliminate, in whole or in part, temporarily or permanently, Tenant’s obligation to pay rent hereunder, other than casualty which renders the Premises more than 50% untenantable.

ARTICLE 11. NOTICES

11.1 “Notice” means any notice, demand, request, or other communication or document to be provided under this Lease to a party to this Lease.

11.2 The Notice shall be in writing and shall be given to the party at its mailing address first set forth above. If Notice is tendered under the provisions of this Lease and is refused by the intended recipient of the Notice, the Notice shall nonetheless be considered to have been given and shall be effective as of the date provided in this Lease. The contrary notwithstanding, any Notice given to Tenant or Landlord in a manner other than that provided in this Lease, that is actually received by Tenant or Landlord, shall be effective with respect to Tenant or Landlord on receipt of the Notice.

ARTICLE 12. ATTORNEYS’ FEES AND COSTS

In the event it becomes necessary for Landlord or Tenant to employ an attorney to enforce any of its rights hereunder, or in the event of any litigation arising from this Lease, the prevailing party shall be entitled to reimbursement of all costs and expenses, including attorneys’ fees (at both trial and appellate court levels) which may reasonably be incurred in connection therewith.

ARTICLE 13. RADON DISCLOSURE

Florida law requires the following information be provided on all building sales and tenant leasing activities: “Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. See paragraph 404,056(8), Florida Statutes.”

ARTICLE 14. MISCELLANEOUS

14.1 Evidence of Authority. If requested by Landlord or Tenant, the other party shall furnish appropriate legal documentation evidencing the valid existence and good standing of that party and the authority of any persons signing this Lease to act for that party.

14.2 Binding Effect. This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns, subject, however, to the provisions contained herein.

14.3 Captions and Headings. The captions and headings in this Lease are for convenience and reference only, and they shall in no way be held to explain, modify, or construe the meaning of the terms of this Lease.

14.4 Computation of Time. The time in which any act provided by this Lease is to be performed is computed by excluding the first day and including the last, unless the last day is Saturday, Sunday or a “legal holiday”, and then it is also excluded.

14.5 Non-Waiver; Modifications. This Lease may be amended only by written agreement duly executed by Landlord and Tenant. No oral modification, no practice at variance with the terms hereof, and no waiver of strict performance shall constitute a modification hereof or a waiver of future performance as required hereby.

14.6 Rights and Remedies Cumulative. The various rights and remedies herein contained and reserved to each of the parties shall not be considered as exclusive of any other right or remedy of such party, but shall be construed as cumulative and shall be in addition to every other remedy now or hereafter existing at law, in equity, or by statute. No delay or omission of the right to exercise any power by either party shall impair any such right or power, or shall be construed as a waiver of any default or as acquiescence therein. One or more waivers of any covenant, term or condition of the Lease by either party shall not be construed by the other party as a waiver of a subsequent breach of the same covenant, term or condition.

14.7 No Negative Inference Against Preparer. This Lease is the result of negotiations between the Landlord and Tenant, each of whom has had an opportunity to be represented by counsel of its own choosing. The Landlord and Tenant shall each be deemed to have drawn this Lease and no negative inference or interpretation shall be made by a court against the party whose counsel drafted this Lease.

14.8 Waiver of Jury Trial. Landlord and Tenant waive trial by jury in any action, proceeding, or counterclaim brought by either of them against the other on all matters arising out of this Lease or the use and occupancy of the Premises (except claims for personal injury or property damage). If Landlord commences any summary proceeding for nonpayment of rent, Tenant will not interpose (and waives the right to interpose) any counterclaim in any proceeding.

14.9 Time Being of the Essence. It is expressly understood and agreed between Landlord and Tenant that time is of the essence as to all aspects of this Lease Agreement and that this provision is applicable to all terms and conditions contained herein.

[Signature page to Lease Agreement]

LANDLORD:
Witness

Print Name:________________________________________	HOWARD FRANK

Print Name:________________________________________	Executed on:________________________________________

Witness

Print Name:________________________________________	GLENN BROSNICK

Print Name:________________________________________	Executed on:________________________________________

TENANT:

CDS DP ACQUISITION, INC.
Witness
By: _______________________________________________
Print Name: ________________________________________
Name: _____________________________________________

Witness	Title: ______________________________________________

Print Name:________________________________________	Executed on:________________________________________

GUARANTOR:

CERTIFIED DIABETIC SERVICES, INC.
Witness
By: _______________________________________________
Print Name: ________________________________________
Name: _____________________________________________

Witness	Title: ______________________________________________

Print Name:________________________________________	Executed on:________________________________________